UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                              (Amendment No. 9)



                              Poore Brothers, Inc.
                                (Name of Issuer)


                                  Common Stock
                         (Title of Class of Securities)


                                    732813100
                                 (CUSIP Number)




                                                        13G
CUSIP No.  732813100
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1. NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO.

         Renaissance Capital Growth and Income Fund III, Inc.        75-2533518

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2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
         (a)      [ ]
         (b)      [ ]
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3. SEC USE ONLY

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4. CITIZENSHIP OR PLACE OF ORGANIZATION
            Texas
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NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:
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5.       SOLE VOTING POWER
         46,027 shares
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6.       SHARED VOTING POWER None
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7.       SOLE DISPOSITIVE POWER
         46,027 shares
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8.       SHARED DISPOSITIVE POWER
         None
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9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         46,027 shares
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10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
         Not applicable
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11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         0.2%
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12. TYPE OF REPORTING PERSON
         IV
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ITEM 1.
         (a) Poore Brothers, Inc. ("Company")

         (b) 3500 South La Cometa Drive
             Goodyear, AZ  85338

ITEM 2.

         (a)  Name of Person Filing
              Renaissance Capital Growth and Income Fund III, Inc. ("Filer")

         (b) Address of principal Business Office or, if none, Residence 8080 N. Central Expwy., Suite 210, LB 59 Dallas, TX 75206-1857

         (c)  Citizenship
              Texas

         (d)  Title of Class of Securities
              Common Stock

         (e)  CUSIP Number
              732813100

ITEM 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

         (a)  ______   Broker or Dealer registered under Section 15 of the Act

         (b)  ______   Bank as defined in section 3(a)(6) of the Act

         (c)  ______   Insurance Company as defined in section 3(a)(19) of
                       the Act

         (d)    X      Investment Company registered under section 8 of the
                       Investment Company Act

         (e)  ______   Investment Adviser registered under section 203 of the
                       Investment Advisers Act of 1940

         (f)  ______   Employee Benefit Plan, Pension Fund which is subject to
                       the provisions of the Employee Retirement Income
                       Security Act of 1974 or Endowment Fund; see section
                       240.13d-1(b)(1)(ii)(F)

         (g)  ______   Parent Holding Company, in accordance with section
                       240.13d-1(b)(ii)(G)(Note: See Item 7)

         (h)  ______   Group, in accordance with section 240.13d-1(b)(1)(ii)(H)

ITEM 4.       Ownership.

         (a) Amount Beneficially Owned: 46,027 shares

         (b) Percent of Class: 0.2%

         (c) Number of shares as to which such person has:

              (i)       sole power to vote or to direct the vote:
                        46,027 shares
              (ii)      shared power to vote or to direct the vote: None
              (iii)     sole power to dispose or to direct the disposition of:
                        46,027 shares
              (iv)      shared power to dispose or to direct the disposition of:
                        None

ITEM 5.       Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [X]

ITEM 6.       Ownership of More than Five Percent on Behalf of Another Person.

              Not applicable.

ITEM 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

              Not applicable.

ITEM 8.       Identification and Classification of Members of the Group.

              Not applicable.

ITEM 9.       Notice of Dissolution of Group.

              Not applicable.

ITEM 10.      Certification.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:   April 1, 2005


                        Renaissance Capital Growth & Income Fund III, Inc.

                        /s/ Russell Cleveland
                        -------------------------------------------
                        Russell Cleveland, President